Exhibit 16.1

February 25, 2026

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 25, 2026, to be filed by our former client, BAB, Inc. We agree with the statements made in response to that Item, in so far as they relate to our Firm.

Very truly yours,

/s/ Sassetti LLC